UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
August 24, 2005
Date of Report (Date of earliest event reported)
THE HILLMAN COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)
10590 Hamilton Avenue,
Cincinnati, Ohio 45231
(Address of principal executive offices and zip code)
(513) 851-4900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.
     On August 24, 2005, The Hillman Companies, Inc. (the “Company”) received a letter from the American Stock Exchange (“AMEX”) advising that the Company is not in compliance with the AMEX requirements as set forth in Section 1101 of the Amex Company Guide for failure to file with the Securities and Exchange Commission (“SEC”) its quarterly report on Form 10-Q for the quarter ended June 30, 2005. In addition, the letter advised the Company that as a result of the restatement of its financial statements as disclosed on a Form 8-K filed with the SEC on August 23, 2005, the Company was not in compliance with the requirements of its listing agreement. The compliance letter gives the Company until September 7, 2005 to submit a plan of action that the Company has taken, or will take, to bring it into compliance no later than October 4, 2005. If the plan is accepted, the Company will remain listed during the plan period, during which it will be subject to periodic review to determine whether progress consistent with the plan is being made. If the Company is not in compliance with the continued listing standards by October 4, 2005, or does not make progress consistent with the plan during the plan period, delisting procedures would be initiated.
     As disclosed in its current report on Form 8-K filed on August 23, 2005, the Company is working to complete and file the Form 10-Q for the quarter ended June 30, 2005 and the Form 10-K/A for the year ended December 31, 2004 on or about September 9, 2005. The Company intends to submit its plan to AMEX by the September 7, 2005 deadline.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
     (a) Financial Statements of Businesses Acquired.
                    Not applicable.
     (b) Pro Forma Financial Information.
                    Not applicable.
     (c) Exhibits.
                    Press Release of the Company dated August 30, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2005	THE HILLMAN COMPANIES, INC.

/s/ James P. Waters

James P. Waters
Chief Financial Officer